Exhibit 99.1

Pricing of CNH Industrial Capital Canada Ltd. Cdn$500 million notes

Basildon, June 2, 2025

CNH Industrial N.V. (NYSE: CNH) today announced that its indirect wholly owned subsidiary, CNH Industrial Capital Canada Ltd., has priced Cdn$500 million in aggregate principal amount of 3.75% notes due June 5, 2029, with an issue price of 100.00%. The notes are being offered on a private placement basis to certain accredited investors in each of the provinces of Canada, which offering is expected to close on June 5, 2025, subject to the satisfaction of customary closing conditions.

CNH Industrial Capital Canada Ltd. intends to add the net proceeds from the offering to its general funds and use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets in the ordinary course of business, as well as the repayment of indebtedness as it becomes due.

The notes, which are senior unsecured obligations of CNH Industrial Capital Canada Ltd., will pay interest semi-annually on June 5 and December 5 of each year, beginning on December 5, 2025, and will be guaranteed by CNH Industrial Capital LLC, CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each an indirect wholly owned subsidiary of CNH Industrial N.V.

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The securities offered in the private placement have not been and will not be qualified for sale to the public under applicable securities laws in Canada and, accordingly, any offer and sale of the securities in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

CNH Industrial N.V.

Cranes Farm Road

Basildon, Essex, SS14 3AD

United Kingdom

CNH Industrial Capital LLC is an indirect wholly owned subsidiary of CNH Industrial N.V. and is headquartered in Racine, Wisconsin. As a captive finance company, the primary business of CNH Industrial Capital LLC and its subsidiaries is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC and CNH Industrial Canada Ltd. (collectively, “CNH Industrial North America”) and provide other related financial products and services to support the sale of agricultural and construction equipment sold by CNH Industrial North America. CNH Industrial Capital LLC and its subsidiaries also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. CNH Industrial Capital LLC’s principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and the telephone number is +1(262) 636-6011.

Contacts:

Media Relations
Email: mediarelations@cnh.com

Investor Relations

Email: investor.relations@cnh.com